Exhibit 99.(h)(17)

FIFTH AMENDED AND RESTATED

FEE APPORTIONMENT AGREEMENT

THIS FIFTH AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of November 17, 2011, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Core Equity Fund, the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Income Fund, the Tributary Large Cap Growth Fund, the Tributary Balanced Fund, and the Tributary Growth Opportunities Fund,  (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA”).

RECITALS

WHEREAS, The Company, Tributary, and FNFA, along with First National Bank, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, NE  68197 on behalf of its division, First National Asset Management (“FNAM”), are parties to that certain Fourth Amended and Restated Fee Apportionment Agreement dated July 25, 2011 (the “Prior Agreement”), describing the apportionment of fees owed to National Financial Services, LLC, Fidelity Brokerage Services LLC, and Fidelity Investments Institutional Operations Company, Inc. (collectively, “Fidelity”) by the Company, Tributary, and FNFA.

WHEREAS, upon the merger of FNAM into FNFA the Tributary Income Fund (“the Income Fund”), the Tributary Short-Intermediate Bond Fund (“the Short-Intermediate Bond Fund”), and the Tributary Balanced Fund (“the Balanced Fund”) will be sub-advised by FNFA and accordingly, the parties hereto desire to reflect that FNFA will reimburse Tributary for one-half of the fee attributable to the Income, Short-Intermediate Bond and Balanced Funds, not to exceed 7.5 basis points of the net asset value of the shares of the Funds.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Preliminary Statement

A.            Tributary serves as investment adviser to the Funds.

B.            FNFA serves as sub-advisor to the Tributary Balanced Fund (the “Balanced Fund”), the Tributary Income Fund (the “Income Fund”) and the Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”).

C.            Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

D.            Fidelity, Tributary, and the Distributor are parties to an Amended and Restated Services Agreement, dated as of May 3, 2010 (“Services Agreement”), under which Fidelity provides certain services (“Services”) to each of the Funds in connection with Fidelity’s customers’ purchase of shares of the Funds (such shares owned by Fidelity customers, the “Shares”) through Fidelity’s platform.

E.             In exchange for Fidelity’s performance of the Services, Tributary, as provided in the Services Agreement, has agreed to pay Fidelity a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Fidelity’s customers pursuant to the Services Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Exhibit A to the Services Agreement (“Exhibit A”).

F.             The Company, on behalf of the Funds, and Tributary wish to set forth the apportionment of the Fee amongst the Funds, Tributary and FNFA.  For purposes of clarification, Tributary shall be responsible to pay Fidelity the entire Fee under the Services Agreement; and this Agreement only sets forth the amounts that shall be reimbursed to Tributary by the Funds or apportioned to FNFA from Tributary.

AGREEMENT

1.             Responsibility of Fee.  Tributary shall pay Fidelity the Fee in accordance with the terms of the Services Agreement.

2.             Apportionment of Fee.  For so long as Tributary is obligated to pay Fidelity the Fee under the Services Agreement, (i) FNFA agrees to reimburse Tributary for one-half of the Fee attributable to the Balanced Fund, not to exceed 7.5 basis points of the net asset value of the Shares of the Balanced Fund, Income Fund and the Short-Intermediate Bond Fund.

3.             Apportionment of Fee Among the Funds and Tributary.  For so long as Tributary is obligated to pay Fidelity the Fee under the Services Agreement, the parties agree that the Funds shall pay 25bps of the fee, apportioned in accordance with each Fund’s respective portion of the Fee, and calculated in the manner set forth in Exhibit A of the Services Agreement.

4.             Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the parties may mutually agree to correspondingly modify this Agreement.

5.             Amendments.  This Agreement may be amended by the written agreement of the parties hereto, including, without limitation, any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer